UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 20, 2006
THE BON-TON STORES, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-19517	23-2835229

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 E. Market Street York, Pennsylvania	17402

(Address of Principal Executive Offices)	(Zip Code)
Registrants telephone number, including area code: (717) 757-7660
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          Amendment of Stock Incentive Plan
          At the Annual Meeting of Shareholders of The Bon-Ton Stores, Inc. (the “Company”) on June 20, 2006, an amendment to The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan (the “Stock Incentive Plan”) was approved by the shareholders of the Company.
          The Stock Incentive Plan provides for the grant of options (“Options”) to purchase shares of common stock and awards (“Awards”) of shares of common stock subject to risk of forfeiture (“Restricted Shares”). Under the Stock Incentive Plan, Options and Awards previously could have been granted for up to an aggregate of 1,900,000 shares (exclusive of shares granted and thereafter cancelled). The shareholders approved an amendment to Stock Incentive Plan (the “Plan Amendment”) to:
•	increase the number of shares available under the Stock Incentive Plan by 700,000 to an aggregate of 2,600,000 shares; and

•	permit, but not require, the grant of “performance-based” Awards to participants in the Stock Incentive Plan so that such awards qualify for an exemption from the limitations on deductibility of certain compensation imposed by Section 162(m) of the Internal Revenue Code.
          The full Stock Incentive Plan, as amended and restated to include the Plan Amendment and certain technical changes approved by the Board, is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
          Award of Performance-Based RSUs to Byron L. Bergren
          Upon approval of the Plan Amendment by the Company’s shareholders, and pursuant to the Second Amendment to Employment Agreement with Byron L. Bergren dated May 23, 2006, 40,518 performance-based restricted stock units (“RSUs”) were granted to Byron L. Bergren effective as of June 20, 2006. The Restricted Stock Unit Agreement dated June 20, 2006 with Byron L. Bergren is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.
          50% of the restricted stock unit grant (the “2006 RSUs”) will vest, if at all, based on net income performance targets with respect to the fiscal year 2006, and the remaining 50% of the RSU grant (the “2007 RSUs”) will vest based on performance targets with respect to the fiscal year 2007 (the “2007 RSU Targets”) to be established by the Human Resources and Compensation Committee of the Board. Special vesting rules apply to the 2007 RSUs.
          Dividends with respect to RSUs that are treated as “vested” are accumulated only from and after the date as of which they are determined to be vested. Such dividends will be retained by the Company until the date the shares underlying the RSUs are actually delivered to Mr. Bergren.
          Delivery of underlying shares will take place six months after the effective date of Mr. Bergren’s termination of employment or, if later, as soon as practicable after the determination of performance vesting of the RSUs.
          RSUs not earned and vested on the effective date of Mr. Bergren’s termination of employment for any reason, whether initiated by Mr. Bergren or by the Company, are forfeited, except as provided otherwise below with respect to the 2007 RSUs.

          RSUs vest upon the occurrence of a Change of Control (as defined in the Stock Incentive Plan) as follows: (i) in the event of a Change of Control before February 4, 2007, all RSUs fully vest provided Mr. Bergren is employed as of the date of such Change of Control; (ii) in the event of a Change of Control on or after February 4, 2007 and on or before February 2, 2008, the 2007 RSUs fully vest provided Mr. Bergren is employed as of the date of such Change of Control. The occurrence of a Change of Control on or after February 4, 2007 shall have no effect on the vesting of the 2006 RSUs.
          In the event Mr. Bergren is discharged without Cause or resigns for Good Reason (as such terms are defined in Mr. Bergren’s employment agreement) on or after February 4, 2007, the 2007 RSUs granted to Mr. Bergren become vested to the extent provided under the terms of the 2007 RSU Targets to the same extent as would have applied had Mr. Bergren remained employed through the date the determination of vesting for the 2007 RSUs is made, provided that such vesting and delivery is contingent on Mr. Bergren’s execution of a general release of claims.
Item 9.01. Financial Statements and Exhibits.
          (c)  Exhibits
          10.1  The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan
          10.2  Restricted Stock Unit Agreement with Byron L. Bergren dated June 20, 2006
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.
By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Dated: June 26, 2006

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